EXHIBIT 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Stock Acquisition Rights (No. 42), the Stock Acquisition Rights (No. 45), the Stock Acquisition Rights (No. 51) and the Stock Acquisition Rights (No. 52) of Nomura Holdings, Inc. of our report dated June 27, 2012, with respect to the consolidated financial statements of Nomura Research Institute, Ltd., included in the Annual Report (Form 20-F) of Nomura Holdings, Inc. for the year ended March 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young ShinNihon LLC

Tokyo, Japan

April 3, 2014